UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 3, 2010

GREEN PLAINS RENEWABLE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

9420 Underwood Ave., Suite 100, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.	Changes in Control of Registrant.

On June 3, 2010, Green Plains Renewable Energy, Inc. (the “Company”) filed a Form S-3 Registration Statement (“Registration Statement”) to register 14,244,961 shares of common stock owned or controlled by NTR plc (11,227,653 shares), Wilon Holdings (2,070,716 shares) and Wayne B. Hoovestol (946,592 shares) (collectively referred to as the “shareholders”) at the request of these shareholders pursuant to the Shareholders’ Agreement dated as of May 7, 2008 (“Shareholders’ Agreement”). Once this Registration Statement is declared effective by the Securities and Exchange Commission, these shareholders would have the flexibility to sell, transfer or otherwise dispose of their shares in a manner described in the section of the Registration Statement captioned “Plan of Distribution” should they decide to do so. The registration of these shares of common stock does not necessarily mean that the selling shareholders will offer or sell all or any of these shares of common stock. The Company will not receive any proceeds from the sale of the shares of common stock by these shareholders.

In the event that NTR and Wilon reduce their holdings of our outstanding common stock below 33.5% and 2.5%, respectively, they will lose their rights under the Shareholders’ Agreement to designate four individuals and one individual, respectively, to be nominated to the Company’s board of directors. So long as they own a significant number of the Company’s outstanding shares of common stock, these shareholders may continue to significantly influence the election of directors and other matters requiring shareholder approval, including mergers and other significant transactions. In the event that these shareholders were to sell all or a significant portion of their shares, they would lose their ability to significantly influence these matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN PLAINS RENEWABLE ENERGY, INC.

Date: June 3, 2010	By:	/s/ Jerry L. Peters
Jerry L. Peters Chief Financial Officer (Principal Financial Officer)